Exhibit 99.1	Investor Contact: Tony Ishaug
Telephone: (952) 944-5600

CHIEF FINANCIAL OFFICER LEAVING FOR POSITION

WITH MEDICAL EQUIPMENT VENTURE

March 11, 2002 — Eden Prairie, MN. — Department 56 (NYSE: DFS), a leading collectibles and specialty giftware company, announced today that Tom Tomlinson is resigning effective March 19 as chief financial officer and executive vice president to serve as CFO for a privately-held medical diagnostic equipment firm in the Twin Cities area.

Until a replacement for Mr. Tomlinson is named, Finance Managing Director and Principal Accounting Officer Gregg Peters will coordinate Department 56’s financial operations, and all financial functions will report to Susan Engel, Chairwoman and Chief Executive Officer.

“We are grateful to Tom for his contributions to the success of Department 56 and we wish him well in his new venture,” said Ms. Engel.

Department 56, Inc. is a leading collectibles and giftware company known for its lighted Villages, Snowbabies™ figurines and extensive lines of holiday and home decorative products. Its products are sold primarily through gift, specialty and department store retailers in the United States, Canada and Europe. The Company operates three year-round stores and this past year launched seasonal locations in select U.S. malls as part of its retail initiative. In addition, the Company sells its Geppeddo brand dolls, doll accessories and plush items through seasonally-operated kiosks based in malls and shopping centers throughout North America.